Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SONIC SOLUTIONS

DAVID C. HABIGER and Mary C. Sauer certify that:

1.	They are the President and Secretary, respectively, of Sonic Solutions, a California corporation (the “corporation”).

2.
There are no shares of Series A Preferred Stock, Series B Preferred Stock,  Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock outstanding and said classes of Preferred Stock are all hereby cancelled in accordance with Section 510(c) of the California Corporations Code and all references in the Articles of Incorporation of the corporation are hereby eliminated.

3.
The Articles of Incorporation of the corporation, amended and restated as of the date of filing this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 510(f) and Section 910 of the California Corporations Code), are restated in their entirety as set forth in Exhibit 1 attached hereto and made a part hereof by this reference.

4.
The Amended and Restated Articles of Incorporation set forth herein have been duly approved by the Board of Directors alone of the corporation in accordance with Section 510(f), Section 905(d), and Section 910 of the California Corporations Code.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to our knowledge.

Dated: July 6, 2010

/s/ David C. Habiger
David C. Habiger, President

/s/ Mary C. Sauer
Mary C. Sauer, Secretary

Exhibit 1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SONIC SOLUTIONS

ARTICLE I

The name of the Corporation is Sonic Solutions.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

Section 1.  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article IV shall not adversely affect any right or protection of a director under this Article IV that existed at or prior to the time of such amendment, repeal or modification. If, after the effective date of this Article, California law is amended in a manner that permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law so amended.

Section 2.  The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders.  The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

ARTICLE IV

Section 1.  The Corporation is authorized to issue only two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively, both of which shall have no par value. The number of shares of Common Stock authorized to be issued is 100,000,000 shares. The number of Preferred Stock authorized to be issued is 10,000,000 shares.  The class of shares designated as Series A through Series F Preferred Stock, representing all series of designated Preferred Stock, are hereby cancelled.  There are no shares of Preferred Stock outstanding.

Section 2.  The Board of Directors of the corporation may designate, fix the number of shares of, and determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon, any wholly unissued series of Preferred Stock. As to any series of Preferred Stock, the number of shares of which is authorized to be fixed by the Board, the Board may, within any limits and restrictions stated in the resolutions of the Board originally fixing the number of shares constituting such series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Any new series of Preferred Stock may be designated, fixed and determined as provided herein without further approval of the holders of Common Stock or Preferred Stock, or any series thereof.